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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                           Fisher Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock - Par Value $1.25
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   337756 20 9
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                                 (CUSIP Number)


                     Sharon J. Johnston, 600 University St.,
                    #1525, Seattle, WA 98101 (206) 404-6048
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 25, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


                                   Page 1 of 5

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CUSIP NO. 337756 2 0 9
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1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Donald G. Graham, III
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2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
           N/A                                                        (b) [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5.     SOLE VOTING POWER

                                14,400
                         -------------------------------------------------------
                         6.     SHARED VOTING POWER
NUMBER OF
SHARES                          0
BENEFICIALLY             -------------------------------------------------------
OWNED BY                 7.     SOLE DISPOSITIVE POWER
EACH
REPORTING                       14,400
PERSON                   -------------------------------------------------------
WITH                     8.     SHARED DISPOSITIVE POWER

                                436,731
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           451,131
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           Individual
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Item 1(a).     Name of Issuer:

               Fisher Communications, Inc.
               -----------------------------------------------------------------

Item 1 (b).    Address of Issuer's Principal Executive Offices:

               600 University Street, #1525, Seattle, WA  98101
               -----------------------------------------------------------------

Item 2(a).     Name of Person Filing:

               Donald G. Graham, III
               -----------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               600 University Street, #1525, Seattle, WA 98101
               -----------------------------------------------------------------

Item 2(c).     Citizenship:

               United States
               -----------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

               Common Stock, $1.25 par value
               -----------------------------------------------------------------

Item 2(e).     CUSIP Number:

               337756 20 9
               -----------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  [ ] Broker or dealer registered under Section 15 of the
                        Exchange Act.

               (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  [ ] Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

               (d)  [ ] Investment company registered under Section 8 of the
                        Investment Company Act.

               (e)  [ ] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ] A parent holding company or control person in accordance with Rule 13d-l(b)(l)(ii)(G);

               (h)  [ ] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

               (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ] Group, in accordance with Rule 13d-l(b)(l)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

               Not applicable.

                                  Page 3 of 5

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Item 4.        Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount beneficially owned:

                     451,131*

               (b)   Percent of class:

                     5.3%

               (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote
                     14,400 Shares

               (ii)  Shared power to vote or to direct the vote
                     0 Shares

               (iii) Sole power to dispose or to direct the disposition of
                     14,400 Shares

               (iv) Shared power to dispose or to direct the disposition of 436,731 Shares

-------------------------
*Mr. Donald G. Graham, III, owns 14,400 shares. In addition, he shares investment power as to 436,731 shares owned by the O.D. Fisher Investment Company.

Item 5.        Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               Not applicable.

                                  Page 4 of 5


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 13, 2002
                                       -----------------------------------------
                                       (Date)


                                       /s/ Donald G. Graham, III
                                       -----------------------------------------
                                       (Signature)


                                       Donald G. Graham, III
                                       -----------------------------------------
                                       (Name/Title)


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